                                                                   EXHIBIT 99.1



FOR IMMEDIATE DISTRIBUTION

CONTACT:  Corporate Communications           Investor Relations
          404-715-2554                       404-715-6679


               DELTA AIR LINES REPORTS FIRST QUARTER 2003 RESULTS

ATLANTA, April 17, 2003 - Delta Air Lines (NYSE:DAL) today reported results for the quarter ending March 31, 2003, and other significant news. The key points are, Delta:

- REPORTS A FIRST QUARTER NET LOSS OF $466 MILLION, OR $3.81 LOSS PER COMMON SHARE.

- EXCLUDING UNUSUAL ITEMS DESCRIBED BELOW, REPORTS A FIRST QUARTER NET LOSS OF $426 MILLION, OR $3.49 LOSS PER COMMON SHARE.

- ENDS QUARTER WITH CASH AND SHORT-TERM LIQUIDITY OF $2.5 BILLION, CONSISTING OF $1.9 BILLION IN UNRESTRICTED CASH, $153 MILLION IN RESTRICTED CASH AND $500 MILLION IN SHORT-TERM LIQUIDITY.

- SUBSEQUENT TO MARCH 31, TOOK FURTHER STEPS TO SECURE ITS LIQUIDITY POSITION, ARRANGING $900 MILLION IN INCREMENTAL FINANCING TO REPLACE FACILITIES THAT EXPIRE THIS YEAR.


         Delta Air Lines reported a net loss of $466 million and a loss per share of $3.81 for the March 2003 quarter. This is compared to a net loss of $397 million and loss per share of $3.25 for the March 2002 quarter. Excluding unusual items described below, the March 2003 quarter net loss and loss per share were $426 million and $3.49, respectively. The First Call consensus estimate for the quarter was a loss per share of $3.51, excluding unusual items. In the March 2002 quarter, Delta had a net loss of $354 million and loss per share of $2.90, excluding unusual items described below. Note 1 to the attached Consolidated Statements of Operations shows a reconciliation of the reported net loss to the net loss excluding unusual items, as well as a reconciliation of other financial measures including and excluding unusual items.

FINANCIAL PERFORMANCE

         "Even as we face the greatest financial crisis in Delta's history, which is deepened by the impact of military action in Iraq, Delta continues to successfully reduce costs, preserve liquidity, and implement the strategic elements of our long term plan for survival," said Leo F. Mullin, chairman and chief executive officer. "This plan has allowed us to end the March quarter with $2.5 billion in cash and short-term liquidity. I remain confident that we are taking the right steps to stabilize and strengthen our company while meeting the needs of our customers."

         First quarter operating revenues increased 1.7 percent and passenger unit revenues increased 3.5 percent, compared to the March 2002 quarter. However, Delta estimates that the negative impact of the military action in Iraq and the period leading up to it was approximately $125 million in operating revenue for the March 2003 quarter.

         Operating expenses for the March 2003 quarter increased 4.3 percent, primarily as a result of higher fuel costs and pension expenses. Unit costs increased 5.9 percent as compared to the March 2002 quarter and on a fuel price neutralized basis(1), unit costs increased 0.9 percent. The increase in total unit costs was primarily driven by both higher fuel prices and short-term capacity reductions resulting from the Iraq conflict. Increases in fuel costs drove unit costs up 5.0 percent, while the war related capacity reductions caused an additional 1.4 percent year-over-year increase. Absent these items, unit costs would have improved from the prior year.

         Delta had negative cash flow from operations for the March 2003 quarter of $165 million. Cash flow from operations includes net tax refunds of $388 million received during the quarter, as well as a $76 million contribution to its broad-based employee pension plan, the Delta Family-Care Retirement Plan. Delta chose to pre-fund and increase its 2003 contribution. As a result, the Plan now exceeds certain ERISA funding criteria.

         The load factor for the March 2003 quarter was 68.9 percent, which was flat as compared to the March 2002 quarter. System capacity was down 1.6 percent and mainline capacity was down 4.1 percent on a year-over-year basis.

         "Delta's ability to respond rapidly to changes in the marketplace is critical as we manage through these difficult times," said M. Michele Burns, executive vice president and chief financial officer. "Most recently, we took quick action to reduce capacity, increase our fuel hedging, and preserve our liquidity position in order to mitigate the negative impact of military action in Iraq. In the face of the current economic and geopolitical environments, Delta has recognized potential risks to our operational and financial stability and continues to make the right decisions necessary to reduce the impact of these risks."

         Delta responded to worsening industry-wide passenger demand resulting from the military action in Iraq by reducing capacity. Delta reduced transatlantic capacity beginning in February and fully implemented a mainline system-wide 12 percent reduction from planned capacity in April 2003. Delta reduced frequencies but did not discontinue service to any domestic cities. Delta has the ability to coordinate its schedule with those of its SkyTeam partners through anti-trust immunity. As such, Delta was able to preserve cash flow by suspending some transatlantic flights, while continuing to provide customers with service to those destinations via SkyTeam and its other codeshare partners.

         In the March 2003 quarter, Delta's fuel hedging program reduced costs by $69 million, pretax. Delta hedged 80 percent of its jet fuel requirements in the quarter at an average price of $0.79 per gallon, excluding fuel taxes. Delta's total fuel price for the March 2003 quarter was $0.87 per gallon, a savings of approximately $0.10 per gallon below spot prices. For the June 2003 quarter, Delta has hedged 88 percent of its expected jet fuel requirements at an average price of $0.78 per gallon. For the September 2003 quarter, Delta has hedged 54 percent of its expected jet fuel requirements at an average price of $0.79 per gallon. For the full year 2003, Delta has hedged 65 percent of its expected jet fuel requirements at an average price of $0.78 per gallon. All hedged prices outlined above exclude fuel taxes.

         Delta preserved its liquidity and financial flexibility in the March 2003 quarter. As of March 31,

---------

(1) The amount of operating cost incurred per available seat mile during a reported period, adjusting the average fuel price per gallon for the current period to equal the average fuel price per gallon for the corresponding period in the prior year.

2003, Delta had cash and short-term liquidity totaling $2.5 billion, of which $1.9 billion is unrestricted cash and cash equivalents, $153 million is restricted cash and $500 million is short-term liquidity available under an existing credit agreement. Delta's cash balance reflects $392 million in proceeds from the sale of insured enhanced equipment trust certificates in January. On March 31, 2003, Delta had unencumbered aircraft with an estimated base value of approximately $3.1 billion of which $800 million is eligible under Section 1110 of the U.S. Bankruptcy Code(2).

FINANCING AND LIQUIDITY SUBSEQUENT TO MARCH 31, 2003

         Delta continues to aggressively pursue opportunities to protect its liquidity position. Since March 31, Delta has arranged $900 million in incremental financing to replace facilities that expire this year. Delta has entered into a series of transactions with third parties that includes approximately $350 million of new long-term debt and a commitment relating to a five-year $409 million letter of credit facility to replace the existing facility due to expire in June 2003. These transactions are collateralized with a large portion of Delta's mainline spare parts and spare engine inventory, as well as Section 1110 eligible aircraft, most of which were previously backing Delta's $500 million undrawn credit facility due to expire in August 2003. As a result of these transactions, that facility was terminated in April, reducing Delta's short-term liquidity by $500 million. These transactions will significantly reduce maturities for the remainder of 2003. In addition, Delta has entered into a separate commitment for $140 million in financing, subject to the completion of definitive documents.

         Delta also had a $250 million receivables securitization agreement that terminated at the end of March. Because of this, Delta repurchased the funded receivables totaling $250 million on April 2.

         In the June quarter, Delta expects to receive reimbursements of approximately $400 million for security fees and cockpit door reinforcement as part of the aviation reimbursement package of the War Supplemental Bill. The Bill also suspends the previously mandated passenger and security segment fees from June through September 2003.

         In March, Delta entered into an agreement to sell its interest in Worldspan. The transaction is expected to close in mid-2003, subject to financing, government and regulatory approvals and other conditions.

         "It is clear that, in spite of the airline industry's current economic crisis, Delta has the ability to meet its financial obligations," said Burns. "Although the collective benefits of recent financings, government reimbursements, and the pending sale of Worldspan are yet to be fully realized, they do provide Delta with the momentum we need to navigate through this challenging environment."

DELTA MOVES FORWARD WITH COST SAVING AND REVENUE ENHANCING INITIATIVES

         Delta continues to fundamentally transform the company. As part of its plan, Delta announced a broad-based profit improvement program in 2002 that will reduce non-fuel unit costs by 15 percent by the end of 2005.

         With this week's maiden flight of Song, Delta renewed its stake in the low-fare marketplace by launching a wholly owned subsidiary with operational and financial efficiencies designed to effectively


---------

(2) For a discussion of the method used to estimate the value of Delta's unencumbered aircraft, please see page 14 of Delta's 2002 Annual Report. Given the difficult business environment, there is no assurance that Delta will have access to financing using these aircraft as collateral. Additionally, the amount that could be financed using these aircraft would likely be significantly less then their base value.

compete with other low-cost carriers. By focusing on increased productivity and the efficient use of Delta's existing assets, Song's unit costs are expected to be approximately 20 percent below the unit costs of Delta's mainline Boeing 757s. Additionally, Delta will study the efficiencies produced through Song to determine their viability for incorporation into Delta's mainline operations.

         In addition to cost savings measures, Delta's profit improvement initiatives also are driving revenue enhancements. Most significant is the recently announced 10-year marketing agreement between Delta, Northwest Airlines and Continental Airlines. When fully implemented, Delta expects this agreement to provide revenue benefits of approximately $150 million to $200 million per year. The codeshare will provide customers with seamless service to thousands of new markets, increased frequency, and broader access to low-priced seat inventory.

         Delta's customers already benefit from the airport transformation initiatives, designed to reduce the airport hassle factor and enhance customer service across the Delta system. More than 10 million customers have used Delta's self-service kiosks to check in at airports since January 2002. In 2003, Delta will increase the number of kiosks to more than 800 in 81 airports. Additionally, more than 440 Delta Direct phones will be installed at ticket counters and gates this year, providing customers another resource for quick and timely support while traveling.

         Delta continues efforts this year to streamline and standardize its fleet in order to drive both cost and operational efficiencies. On April 8, Delta retired its last B727 aircraft. In 2003, Delta will remove 12 MD-11 aircraft from service and defer all mainline aircraft deliveries. With the introduction of the 2003 spring schedule, Delta is optimizing its Dallas/Fort Worth (DFW) hub operation to better match capacity with demand. By down-gauging the aircraft that fly from DFW, Delta is reducing capacity by 10 percent, while achieving cost efficiencies and increasing the number of flights in certain markets.

         Since September 2001, Delta has reduced its mainline workforce by 18 percent. This includes a 17 percent reduction in management and administrative positions, including officers and directors. During the March 2003 quarter, the company also announced that more than 1,000 employees accepted 60-day, voluntary, unpaid leaves of absence. Additionally, the drop in demand for travel caused by military action in Iraq will require Delta to furlough a total of 200 pilots during April and May 2003.

EXPLANATION OF UNUSUAL ITEMS

March 2003 Quarter

         In the March 2003 quarter, Delta recorded charges for pension benefits related to workforce reductions, a loss on an extinguishment of debt and derivative and hedging activities accounted for under Statement of Financial Accounting Standard (SFAS) 133. These items totaled $40 million, net of tax, and are further described below. In addition to net loss as reported under Generally Accepted Accounting Principles in the United States (GAAP), net loss excluding these items is included on the face of the attached Consolidated Statements of Operations. Delta believes this is helpful to investors to evaluate recurring operational performance because (1) the pension benefits charge is related to last year's early retirement program; (2) the charge related to the extinguishment of the Employee Stock Ownership Plan (ESOP) Notes is not representative of normal operations; and (3) the SFAS 133 charge reflects volatility in earnings driven by changes in the market which are beyond the control of management.

Items excluded are:

- A $27 million charge, net of tax, for the cost of pension benefits related to the workforce reduction programs announced in October 2002.

- A $9 million charge, net of tax, related to the purchase of a portion of outstanding ESOP Notes.

- A $4 million charge, net of tax, for fair value adjustments of fuel derivative instruments in accordance with SFAS 133.

March 2002 Quarter

         In the March 2002 quarter, Delta recorded charges related to surplus pilots and grounded aircraft and SFAS 133 derivatives. These items totaled $43 million, net of tax, and are further described below. In addition to net loss as reported under GAAP, Delta also discloses net loss excluding these items because it believes this information is helpful to investors to evaluate recurring operational performance.

Items excluded are:

- A $25 million charge, net of tax, related to the temporary carrying costs of surplus pilots and grounded aircraft as well as re-qualification training and relocation costs for pilots resulting from capacity reductions implemented in November 2001.

- An $18 million charge, net of tax, for fair value adjustments of certain equity rights in other companies and fuel derivative instruments in accordance with SFAS 133.

         A reconciliation of certain financial measures including and excluding these items can be found in Note 1 to the attached Consolidated Statements of Operations.

OTHER MATTERS

         Attached to this earnings release are Delta's Consolidated Statements of Operations for the three months ended March 31, 2003, and 2002; a statistical summary for those periods; selected balance sheet data as of March 31, 2003, and December 31, 2002; and a reconciliation of certain GAAP to non-GAAP financial measures.

         Delta will host a Webcast to discuss its quarterly earnings today, April 17, at 10:00 a.m. Eastern Time. The Webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

         Delta Air Lines, the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 5,382 flights each day to 423 destinations in 77 countries on Delta, Song, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

Statements in this news release, which are not historical facts, including statements regarding Delta's beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 8-K that Delta filed today. Delta has no current intention to update its forward-looking statements.

                                     # # #

                              DELTA AIR LINES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           (unaudited; in millions, except share and per share data)

                                              Three Months
                                                 Ended
                                               March 31,
                                          2003            2002

Operating Revenues:
  Passenger                            $   2,931       $   2,878
  Cargo                                      113             111
  Other, net                                 111             114
    Total operating revenues               3,155           3,103
Operating Expenses:
  Salaries and related costs               1,634           1,501
  Aircraft fuel                              511             339
  Depreciation and
    amortization                             298             281
  Contracted services                        232             263
  Landing fees and other rents               218             203
  Aircraft maintenance materials
    and outside repairs                      144             185
  Aircraft rent                              183             178
  Other selling expenses                     115             145
  Passenger commissions                       55             107
  Passenger service                           80              94
  Restructuring and related items             43              40
  Other                                      177             202
    Total operating expenses               3,690           3,538
Operating Loss                              (535)           (435)
Other Income (Expense):
  Interest expense                          (171)           (152)
  Interest income                             10              11
  Loss on extinguishment of
   ESOP Notes                                (14)             --
  Fair value adjustments of
    SFAS 133 derivatives                      (6)            (28)
  Misc. income (expense), net                 (8)              2
                                            (189)           (167)
Loss Before Income Taxes                    (724)           (602)
Income Tax Benefit                           258             205

Net Loss                                    (466)           (397)
Preferred Stock Dividends                     (4)             (4)
Net Loss Available
  To Common Shareowners                $    (470)      $    (401)

Diluted Loss Per Share                 $   (3.81)      $   (3.25)

Net Loss Excluding
  Unusual Items (Note 1)               $    (426)      $    (354)
Diluted Loss Per Share
  Excluding Unusual Items
     (Note 1)                          $   (3.49)      $   (2.90)

Operating Margin                          -17.0%          -14.0%

Weighted Average Shares Used
  In Diluted Loss Per Share
  Computation (in thousands):            123,360         123,244

                              DELTA AIR LINES, INC.
                               STATISTICAL SUMMARY
                                   (unaudited)

                                            Three Months
                                                Ended
                                              March 31,
                                         2003           2002

Revenue Psgr Miles (millions)           22,884         23,230
Available Seat Miles
 (millions)                             33,204         33,740
Passenger Mile Yield (cents)             12.81          12.39
Operating Revenue Per
 Available Seat Mile (cents)              9.50           9.20
Passenger Revenue Per
 Available Seat Mile (cents)              8.83           8.53
Operating Cost per
 Available Seat Mile (cents)             11.11          10.49
Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                                10.98          10.37
Passenger Load Factor
 (percent)                               68.92          68.85
Breakeven Passenger Load
 Factor (percent)                        81.49          79.26
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 1)                                80.47          78.30
Psgrs Enplaned (thousands)              24,910         24,618
Revenue Ton Miles (millions)             2,641          2,673
Cargo Ton Miles (millions)                 353            350
Cargo Ton Mile Yield (cents)             32.00          31.70
Fuel Gallons Consumed
 (millions)                                588            599
Average Price Per Fuel Gallon,
  net of hedging gains (cents)           86.89          56.68
Number of Aircraft in Fleet,
  End of Period                            827            832
Full-Time Equivalent Employees,
  End of Period                         72,200         74,300


SELECTED BALANCE SHEET DATA:

                                     March 31,   December 31,
                                        2003         2002
                                    (unaudited)
(in millions)
   Cash and cash equivalents          $ 1,857      $ 1,969
   Total assets                        24,465       24,720
   Total debt, including current
     maturities                        11,290       10,740
   Capital lease obligations,
     short-term and long-term             121          127
Total shareowners' equity                 505          893

Note 1: The following tables show reconciliations of certain financial measures adjusted for the items shown below.

                                                             Three Months Ended March 31, 2003 (unaudited)
                                      ------------------------------------------------------------------------------------------
                                                                                                                      Breakeven
                                                                                                                       Passenger
                                      Operating                                                                          Load
                                       Expenses                Net Loss           Diluted           CASM                Factor
                                        ($M)                    ($M)                EPS            (cents)                (%)
                                      ---------                --------           -------          -------            ----------
GAAP                                   $3,690                   $(466)            $(3.81)           11.11                81.49
                                       ------                   -----             ------            -----                -----
Items excluded:
-  Pension benefits for 2002              (43)                     27               0.22            (0.13)               (1.02)
   workforce reductions
                                       ------                   -----             ------            -----                -----
-  Loss on extinguishment of               --                       9               0.07               --                   --
   ESOP notes
                                       ------                   -----             ------            -----                -----
-  Fair value adjustments of               --                       4               0.03               --                   --
   SFAS 133 derivatives
                                       ------                   -----             ------            -----                -----
GAAP adjusted for the above            $3,647                   $(426)            $(3.49)           10.98                80.47
items                                  ------                   -----             ------            -----                -----


                                                             Three Months Ended March 31, 2002 (unaudited)
                                      ------------------------------------------------------------------------------------------
                                                                                                                      Breakeven
                                                                                                                       Passenger
                                      Operating                                                                          Load
                                       Expenses                Net Loss           Diluted           CASM                Factor
                                        ($M)                    ($M)                EPS            (cents)               (%)
                                      ---------                --------           -------          -------            ----------
GAAP                                   $3,538                   $(397)            $(3.25)           10.49                79.26
                                       ------                   -----             ------            -----                -----
Items excluded:
-  Surplus pilots/grounded                (40)                     25               0.21            (0.12)               (0.96)
   aircraft
                                       ------                   -----             ------            -----                -----
-  Fair value adjustments of               --                      18               0.14               --                   --
   SFAS 133 derivatives
                                       ------                   -----             ------            -----                -----
GAAP adjusted for the above            $3,498                   $(354)            $(2.90)           10.37                78.30
items
                                       ------                   -----             ------            -----                -----


                          Fuel price neutralized CASM
                       (in millions, except where noted)
                                  (unaudited)

                       ---------------------------------
Operating expenses                                              $ 3,690
                                                                -------
Less fuel expense                                                  (511)
                                                                -------
Plus current year fuel gallons x prior year fuel price(1)           333
                                                                -------
Fuel price neutralized operating expenses                       $ 3,512
                                                                -------
ASMs                                                             33,204
                                                                -------
Fuel price neutralized CASM (cents)                               10.58
                                                                -------
vs. March 2002 quarter CASM (cents)                               10.49
                                                                -------
Change                                                              0.9%
                                                                -------

---------------------
(1)  588 million gallons x 56.68 cents/gallon